Exhibit 10.23


April 25, 2001                              Revised April 25, 2001

Mr. James A. Sharman
500 Moffett Road
Lake Bluff, IL  60044

Dear James:

It is my pleasure to formally offer you the position of Senior Vice President Program Management Office reporting to me. This position is located in the Elmira, NY Headquarters office.

Below, I have outlined the major terms and conditions of this offer for your new position based on a start date as of April 9, 2001.

SALARY AND BONUSES
------------------

Your base salary will be $290,000 per year payable by World Kitchen on a
semi-monthly basis.   In addition, you are eligible for an annual perquisite
allowance of $35,000, which will become $25,000 after one year. It can be applied to personal use of the company plane per World Kitchen, Inc. practice.

You will also be eligible for a target incentive award of 60% of your annual base salary in addition to your base salary for the 2001 plan year. Measures for payout in the plan are based on the Company achieving set financial goals (EBITDA and cash flow for plan year 2001) as well as your individual achievement of mutually established objectives. The World Kitchen financial matrix of EBITDA and cash flow represents 75% of your target award and your individual performance objectives are weighted as 25% of your target incentive award.

EQUITY OWNERSHIP  - STOCK OPTIONS
---------------------------------

You are eligible to participate in the equity ownership program of World Kitchen. The equity offering for you will be $300,000 at $2.00 per share. Bank financing will be available to you through Fifth-Third Bank in the form of a $100,000 loan. This loan agreement includes interest payments to be paid by you on a quarterly basis at an interest rate of .25 over prime each quarter. You will also receive 525,000 options with a strike price of $3.50 per share. More details will be provided to you.

PENSION PLAN
------------

You are eligible to participate in the company pension plan.

JOB ELIMINATION OR SIGNIFICANT ASSIGNMENT CHANGES
-------------------------------------------------

You will receive 12 months of severance, which only includes medical, dental, and life insurance benefits (assuming you continue your premium contributions) if your job and employment are eliminated for any reason, other than performance. You would also receive outplacement assistance.

If a significant change occurs in the job's current reporting relationship, or a significant job content change, or a change in the planned office location you would be able to exercise the 12 months severance within 12 months of the significant change. You agree to give at least 30 days notices in order to trigger this provision.

RELOCATION
----------

As part of this offer, and if you are moving more than 50 miles, World Kitchen will extend to you a relocation package. Highlights of this program include provisions that deal with the moving of your family and household goods and an incidental moving allowance in the amount of $20,000 less applicable deductions/taxes.

As part of your relocation, we will extend to you three (3) months of temporary living reimbursement, which will be arranged upon your acceptance of this offer.

Please complete the form on the last page of the included relocation policy overview and return to Kristi Ryan, Manager, Recruiting at: P.O. Box 617963; Chicago, IL 60661-7963 to initiate your relocation assistance. Once completed and returned, you may call Linda Wood at Re/Max Relocation International at
(800) 442-3501 for more information.


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J. Sharman
Revised 4/25/01


INVESTMENT PLAN
---------------

World Kitchen benefits include a Savings 401(k) Plan that enables you to invest a portion of your eligible compensation in a combination of pre and post tax contributions, subject to limitations imposed by the IRS. Should you currently have balances in a tax qualified 401(k) plan with your employer, it may be possible to rollover such balances into the Savings Plan by contacting The Benefits Connection, our Benefits information service, once you have started your employment with World Kitchen.

OTHER BENEFITS
--------------

World Kitchen has a comprehensive benefits program including health and dental coverage, short and long-term disability and life insurance protections. These benefits and others are more fully described in the enclosed benefits summary.

VACATION & HOLIDAYS
-------------------

The Elmira, New York office will observe 12 holidays in 2001. In addition, you will be eligible for a minimum of 3 weeks of vacation.

OTHER
-----

This offer of employment is contingent upon completion of a satisfactory background check, your passing a pre-employment screening, at World Kitchen's expense, which includes a test for drugs, and providing visible proof of identity as a United States Citizen or the right of lawful employment in the United States. We ask that you complete and sign the enclosed release and authorization forms. Insert all four pages into the enclosed envelope, print your name on the front of the envelope, seal and mail as soon as possible.

After reviewing the contents of this letter, please indicate your agreement by signing both copies of the letter and returning one copy to my attention. Please contact me if you have any questions.

Jim, I am excited about your joining World Kitchen and I believe you will make a tremendous contribution to the continued growth and success of our new company.

I look forward to working with you.

Very truly yours,



Steven G. Lamb
President and CEO

ACCEPTED BY:

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Applicant Name                              Date


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